PROSPECTUS SUPPLEMENT NO. 6	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated June 15, 2006)	Registration No. 333-134063

U.S. HELICOPTER CORPORATION
33,847,046 Shares of Common Stock

This prospectus supplement supplements the prospectus dated June 15, 2006, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 33,847,046 shares of common stock of U.S. Helicopter Corporation ("U.S. Helicopter" or the "Company").

This prospectus supplement includes our Report on Form 8-K dated January 24, 2007, which was filed with the Securities and Exchange Commission on January 24, 2007. The information contained in the Report on Form 8-K included in this prospectus supplement is dated as of the date of such report.

This prospectus supplement should be read in conjunction with the prospectus dated June 15, 2006, and the prospectus supplements dated June 22, 2006, October 25, 2006, November 17, 2006, December 4, 2006 and January 4, 2007, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated June 15, 2006 or the prospectus supplements dated June 22, 2006, October 25, 2006, November 17, 2006, December 4, 2006 and January 4, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 24, 2007

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 23, 2007

U.S. HELICOPTER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32580	27-0096927
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6 East River Piers, Suite 216, Downtown Manhattan Heliport, New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 248-2002

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 -- Corporate Governance and Management
Item 8.01.	Other Events

On January 23, 2007, we issued the following press release announcing additional routes for the Company's scheduled flight services from the East 34th Street Heliport in New York, New York:

"US Helicopter Corporation ('US Helicopter') (OTC Bulletin Board: USHP) announced today it will expand its scheduled, airport shuttle to service midtown businesses and hotels, operating between the East 34th Street Heliport and John F. Kennedy International Airport (JFK) and Newark Liberty Intl. Airport. The additional routes will commence on February 5, 2007.

US Helicopter is expanding service to accommodate the midtown area's high traffic, making business travel more convenient for all of Manhattan with an eight-minute airport commute. Service from the East 34th Street Heliport to JFK and Newark will initially serve the afternoon demand -- with ten flights to/from JFK and ten flights to/from Newark.

'Following the launch of our service from the Downtown Manhattan Heliport, we received an overwhelming response from the midtown business community inquiring when we would launch service from their area,' commented Jerry Murphy, chief executive officer and president of US Helicopter. 'We are thrilled to now be serving these businesses by providing their travelers the convenience of the proximity of the heliport to their offices, mirroring that convenience of the existing Downtown Manhattan Heliport scheduled airline shuttle service for Wall Street.'

US Helicopter provides the business traveler with a reliable, convenient and affordable solution to the ever-dreaded airport commute, eliminating the hassle and uncertainty of road delays and security lines at the airport. All US Helicopter passengers traveling through East 34th Street clear federally regulated TSA security at the heliport. US Helicopter passengers traveling on airline partners American Airlines at JFK or Continental Airlines at Newark will be able to conveniently check in, receive their boarding passes and through-check their bags to their final destination. After an eight minute flight, customers will arrive on the secure side where they will be able to proceed directly to the departure gates when traveling with a partner airline.

Federally regulated security is made possible by TSA's Screening Partnership Program (SPP). The program, designed to meet requirements established by the Aviation and Transportation Security Act of 2001, allows US Helicopter, under contract with McNeil Security, to provide the screening personnel, while the TSA supplies the certified security equipment and oversight.

Mr. Murphy stated, 'For visiting business travelers, our service to East 34th Street delivers them closer to the many hotels located in midtown.' Now that US Helicopter will be serving both New York City Heliports to/from JFK and Newark Airports, time-sensitive business travelers will save upwards of two plus hours of their valuable time, each-way.

The ticket price between the East 34th Street Heliport and JFK or Newark begins at $169 one-way, plus applicable security tax. For more information please visit www.flyush.com. Tickets can be booked by visiting the website or calling (877) 262-7676.

ABOUT US HELICOPTER

US Helicopter is the first scheduled helicopter service to and from Manhattan to JFK and Newark Airports in more than two decades. Presently, US Helicopter operates 240 weekly flights to/from the Downtown Manhattan Heliport, JFK International Airport and Newark Liberty International Airport, as well as service to/from Downtown Manhattan Heliport and Bridgeport Sikorsky Memorial Airport serving Fairfield and New Haven counties. US Helicopter will provide the same scheduled service to/from the East 34th Street Heliport and will announce shortly flight details and commencement date.

Founded in 2003, US Helicopter provides scheduled, reliable, fast and affordable helicopter transportation designed to meet the needs of time-sensitive business travelers. All flights utilize state-of-the-art Sikorsky S-76 helicopters configured for eight passengers and staffed with two pilots. US Helicopter Scheduled Airline Service is designed for business traveler... 'because you're too important to wait.'

Safe Harbor for Forward-Looking Statements:

The foregoing contains "forward-looking statements", which are based on management's beliefs, as well as on a number of assumptions concerning future events and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside US Helicopter's control that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see US Helicopter's filings with the Securities and Exchange Commission. US Helicopter disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 24, 2007

U.S. HELICOPTER CORPORATION (Registrant)
By:	/s/ John G. Murphy
John G. Murphy Chief Executive Officer and President

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